Exhibit 99.1

Dougherty’s Pharmacy, Inc. Appoints New President and Chief Executive Officer;
Engages Experienced Business Consultant to Act as Advisor to the Board of Directors

Dallas (February 7, 2019) – Dougherty’s Pharmacy, Inc. (OTCPK: MYDP) (“Dougherty’s” or the “Company”) today announced it has named Stewart Edington as the Company’s new President and Chief Executive Officer. In addition, Edington will also assume interim duties as Chief Financial Officer.

Edington brings over 30 years of experience in the pharmacy industry leading some of the largest pharmacy chains in the United States. He joins Dougherty’s from Gelson’s Pharmacy, where he served as Director of Operations from 2016 to 2017. Previously, he was Vice President of Pharmacy Operations at Haggen Food & Pharmacy from 2015 to 2016. Edington also served in various roles at Albertsons, including Divisional Pharmacy Manager from 2003 to 2011, and Vice President of Pharmacy Operations from 2011 to 2014. While employed with Albertsons, he helped cultivate a strategy that successfully delivered on a number of operational initiatives, consistently exceeding organizational goals and objectives. He was also an integral part of the turnaround team during his tenure at Albertsons, working closely with Cerberus Capital Management, L.P., a private equity firm that owns and operates Albertsons.

“I am very excited to join Dougherty’s Pharmacy and am eager to lead the Company through its next phase of growth,” Edington said. “We have already begun taking aggressive steps to manage the cost structure more efficiently for the existing revenue base and to bring in new revenue sources that should enhance top line growth. I believe we have tremendous opportunity for continued improvement, and I’m looking forward to working alongside our employees regarding these new operational initiatives.”

The appointment of Edington is further strengthened by the engagement of John D. Abouchar (J.D.) as a consultant and advisor to the Dougherty’s Board of Directors. Abouchar currently serves as the Chairman of the Board of CynergisTek (AMEX: CTEK), a leading healthcare Cyber Security services company. He brings over three decades of experience and a proven track record of executing shareholder value driving initiatives.

Abouchar’s focus will remain squarely on positioning the Company for profitability and growth to build sustainable shareholder value. His previous experience as a financial analyst, institutional investor and board member of micro-cap public companies adds depth and a seasoned perspective to the team. Abouchar served as an Independent Consultant to Graham Partners, L.P. hedge fund from 2014-2015 and was a Portfolio Manager with Boston-based GRT Capital Partners, LLC from 2006-2014. Prior experience also includes Senior Equity Analyst positions with Pacific Edge Investment Management; Preferred Capital Markets, Inc.; and L.H. Friend, Weinress, Frankson & Presson, Inc. as well as Director positions with SED International and InFocus Corp.

“Dougherty’s vision to build a dynamic, customer service focused regional pharmacy chain through internal initiatives and targeted acquisitions of independent pharmacies is the right plan to execute against,” said Mr. Abouchar. “Data indicates that rising medical costs and higher deductible healthcare plans drive many people to the pharmacist as the first point of care for day-to-day healthcare needs. The pharmacy’s important role in the community continues to evolve becoming much more than just the place where you pick up your prescriptions. We’ve identified compelling opportunities to drive additional business for Dougherty’s, including further embracing technology and new methods of linking doctors and patients. When we pair this with Dougherty’s rich history as a regional community pharmacy providing high-touch service, convenience and affordable access to medications, we see significant growth opportunities,” he concluded.

Jim Leslie, Chairman of the Board of Dougherty’s, said Edington and Abouchar are welcome additions to the Dougherty’s leadership team. “Stewart and J.D. bring extensive retail pharmacy operational experience and corporate finance expertise to Dougherty’s. Stewart’s experience and track record for success while employed at several large pharmacy chains will provide the managerial leadership Dougherty’s needs to advance into the future. J.D. also brings substantial financial experience that will help position our business for market opportunities that maximize growth and profit opportunities for our shareholders. We believe these strategic appointments add strength and enhanced credibility to Dougherty’s value proposition.”

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About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a value-oriented investment firm focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions, including future events such as expectations for the Company receiving its pharmacy licensure for its new location as well as its expectations for revenue generation from this new pharmacy location. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contact:
Geralyn DeBusk or Tom Carey
Halliburton Investor Relations
972-458-8000

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